EXHIBIT 99.1

WaferGen Bio-systems First Quarter 2014 Conference Call Script

Intro:

Good afternoon, this is Bob Yedid from ICR Inc. and welcome to the WaferGen Bio-systems First Quarter 2014 Financial Conference call. Joining us on the call today are Ivan Trifunovich, President and Chief Executive Officer, and Stephen Baker, Chief Financial Officer. I will now read the company’s safe harbor statement:

Certain statements made on this conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements made on this conference call may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution listeners not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement made on this conference call or elsewhere, to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  In this presentation, we refer to information regarding potential markets for products and other industry data.  We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry.  However we have not independently verified any such information.

I will now turn the call over to Ivan Trifunovich, President and CEO.  Ivan, please go ahead.

Ivan Trifunovich - CEO:

Good afternoon and thanks to everyone for joining the call.  This is our second quarterly financial call after we implemented our turnaround strategy at WaferGen in 2012 and we are extremely pleased with our operational and financial progress so far. On the call today, I will spend some time reiterating the overview and strategy of the company that I covered on the last call and I will also provide some insight into our first quarter performance and what is driving our increased revenue guidance for the full year.

As a way of re-introduction and for those new to the Company, WaferGen Bio-systems, Inc. is a commercial stage life science tools and diagnostics company that offers innovative genomic solutions for research and clinical testing.  Our three promising product lines address large markets in life science research tools and personalized medicine, especially the explosively growing segment of Next-Gen Sequencing or “NGS”.  First, we have developed and brought to market two related products for genetic testing based on the company’s patented SmartChip technology.  The SmartChip MyDesignTM Real-Time PCR System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via gene expression profiling, and single nucleotide polymorphism (SNP) genotyping, or mutation detection.  The SmartChip TE™ System is a novel product offering for target enrichment geared towards clinical NGS. Through an important acquisition that closed in January, WaferGen now also sells the Apollo 324™ product line used in library preparation for NGS.  Our three combined product lines offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments, such as MiSeqTM from Illumina and PGMTM from Thermo Fisher, to produce better results in terms of accuracy, while at the same time simplifying the workflow in a cost efficient manner. The Company sells instruments and consumables (disposable chips and reagent kits), thus generating recurring revenue through a “razor/razor blade” model.  Our customers include diagnostic laboratories, academic and private research institutions, pharma and biotech companies and we serve their needs globally through a direct sales force as well as commercial partnerships and distributors.

One of the major value drivers is that we are going after large and expanding markets driven by the genomic revolution.  The total markets for NGS and PCR are extremely large – by some industry estimates over $25 billion. We believe that the markets that are specifically addressed by our products are in excess of $1 billion and rapidly growing.  Certain estimates for growth of clinical use of NGS, where the company is primarily focused, is that these markets will grow 10-fold over the next 3-5 years.  We believe that the Company could ultimately achieve significant market shares in these markets, certainly in double-digit percentages.

Let me now introduce our Chief Financial Officer Steve Baker, who will review key financial highlights of the first quarter.

Steve Baker – CFO:

Thank you Ivan, and good afternoon to everyone.  For the first quarter of 2014, we generated revenues of $1,406,000, up 687% from $178,000 in the first quarter of 2013.   We are excited by this significant growth as our “go to market” strategy is clearly showing traction and we look forward to reporting additional progress. The $1.4 million of revenues in the first quarter of 2014 exceeds the $1.3 million of revenues that were booked in the entire previous year.  We are starting to see the strong commercial success and revenue growth with the SmartChip business.  Apollo revenue was a bit weaker than expected, but this was more than compensated with the great performance of SmartChip platforms.  Given the acquisition of the Apollo business in January 2014 and the need for integrating it into WaferGen’s operations, it is not unexpected to see a decline in revenue for that business during the quarter that the acquisition was completed.  Apollo also had a very strong quarter in Q4 2013, just before the acquisition, which helped reduce the pipeline in the first quarter.

In the first quarter of 2014, gross profit was $799,000 and gross margins were 57% compared to gross profit of $113,000 and gross margins of 63% for the first quarter of 2013.  Total operating expenses were $3.5 million in the first quarter of 2014, an increase of $1.0 million from the same quarter last year.  This is primarily due to increases in headcount related to the Apollo business acquisition.

In research and development, we continue to invest in new product development.  R&D expenses were $1.4 million in the first quarter of 2014, consistent with what we spent in the same quarter last year.  Sales and marketing expenses were $1.3 million up from $343,000 in the previous year period as we continue to invest in building our commercial organization.  General and Administrative expenses in the first quarter of 2014 were $812,000, up from $661,000 in the same quarter last year.  The increase resulted primarily from increases in professional fees, mostly related to the acquisition of the Apollo Business and investor relations.  Operating losses in the first quarter 2014 were $2.7 million compared to $2.3 million in the prior year period.

Interest expenses in the first quarter of 2014 were $103,000, down significantly from $881,000 in the same quarter last year.  This reduction was primarily the result of the conversion of $15.3 million of convertible promissory notes into equity securities on August 27, 2013.  This reduction in interest expense was offset by interest expense from the $5.2 million long term debt issued to Malaysian Technology Development Corporation as part of the dissolution of our Malaysian subsidiary, and the $1.25 million of long term debt issued to IntegenX Inc. as part of the Apollo acquisition.

Gain on the revaluation of derivative liabilities was $216,000 in the first quarter of 2014, compared to a loss of $594,000 in the first quarter of 2013.  Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement last year, upon the exchange of Series A and Series B Convertible Preference Shares of WaferGen Malaysia, and under the conversion element of our Convertible Promissory Notes.  We have taken a couple of actions to reduce our exposure here.  First, the Convertible Preference Shares were converted in August 2013.  Second, the cash settlement provisions in roughly two-thirds of the warrants were removed resulting in the reclassification of the warrants from debt to equity.  The derivative liabilities balance was reduced from $9.1 million at December 31, 2013 to $2.8 million on March 31, 2014 and will continue to be further reduced as more of the warrant holders agree to the removal of the cash settlement provision.

Now let’s move to the balance sheet and cash flow. As of March 31, 2014, we had cash of $6.4 million.  The cash balance was reduced by $2.0 million in January 2014, due to the Apollo acquisition.  As a part of the transaction, we acquired approximately $700,000 of inventory and production equipment, and assumed about $60,000 of liabilities.

I would now like to turn the call back to Ivan:

Ivan Trifunovich - CEO:

Thank you, Steve.  I will review key business Q1 highlights.  In terms of new products and applications, we have focused on two important additions to our portfolio.  As previously announced, we launched a new version of the SmartChip TETM product called SeqReadyTM at the Advances in Genome Biology and Technology or AGBT meeting in February.  It greatly reduces the number of sample prep steps prior to NGS, and provides a much higher throughput than the original Target Enrichment system.  Specifically, it performs multiple chemical reactions simultaneously, thereby reducing cost and turnaround time.  Furthermore, it allows for multiple samples to be loaded onto one SmartChip, which dramatically increases the throughput.  With the launch of this product, we can now address both the low- and high-throughput lab needs.  As an example of the SeqReadyTM panel, we developed and validated a BRCA1/BRCA2 breast cancer test product.

On the Apollo 324TM side, we have validated and are ready to launch a couple of new PrepX Complete DNA Library Kits for use on the Illumina platforms.  The main advantage of these products for the customers is that they now contain all reagent components for the full library prep in an easy to handle and implement format.  The reagents have been optimized to produce high quality libraries from lower inputs of starting material, providing the customer with a complete solution for DNA library prep.  The new configuration will also significantly improve our margins on this product.

I would also like to mention briefly some key customer wins in Q1.  First, a clinical diagnostic lab chose WaferGen’s technology for their new BRCA 1 / 2 NGS-based test.  They are in the process of internal validation, and we are looking forward to working with them on the commercial launch of the test in the near future.  What is important to note is that we won this business by outperforming other solutions that were considered, which confirms our competitive advantage with SmartChip TE TM in terms of enabling more accurate testing results.  Second, our partner Qiagen enlisted a large biobank in Japan as a customer, and WaferGen also had a major sale to a large multi-national agricultural products company.  Third, as previously disclosed, the largest genomic institution in the world, Beijing Genomics Institute, or BGI, is a key customer and collaborator with WaferGen.  They employ multiple SmartChip systems for a wide range of applications, and we have several joint projects under development, including a possible commercial partnership in China.  We continue to work with BGI on a number of fronts, and expect further system orders in the near future.  These examples show the breadth and depth of our customer base.

Going forward, we believe that we will continue to win key customers and grow our revenue.  In the short term, our current platforms already in the field with additional applications and greater content will be the engine for growth.  We are also looking internally at future growth opportunities.  In particular, we are evaluating the single cell genomics field, which was voted the #1 new research area in 2013, and is currently dominated by Fluidigm.  Compared to their offering, the WaferGen product affords researchers greater flexibility in designing their experiments and is generally cheaper to run.  Although still early in R&D process, we have obtained positive very preliminary results.  Finally, in support of our SmartChip product lines, I am also pleased to report that a couple of articles in scientific journals were published demonstrating the strength of the SmartChip technology.  A single cell genomic study using our technology was published in the ISME journal by a group of researchers at Stanford University.  The second paper by a team at Ghent University published in BMC Genomics shows the superiority of SmartChip TETM vs. major competing products in target enrichment for NGS.

As we progress to the next level in terms of the breadth and complementary nature of our product lines, we see a keen customer interest in our products, which was evident in our solid revenue growth in the first quarter.  The value proposition of greater flexibility and better NGS accuracy resonates with them.  Based on our recent results and the successful integration of the IntegenX’s product line used in library preparation for NGS, we are increasing the revenue guidance for full year 2014 to be in excess of $6 million for 2014 from our prior guidance of in excess of $5 million.

I would like to thank everyone again for your time and interest.  This is an exciting time for WaferGen and we are pleased by the solid progress we have made in the past couple of years that resulted in dramatically higher sales for Q1 2014 versus the year-ago period. We are at a key inflection point and we look forward to continuing the momentum as we further execute our growth strategy.

I will now hand the call back over to the operator to take any potential questions from the audience, operator please go ahead.